Exhibit No. 99.12(b)

[ON ROPES & GRAY LLP LETTERHEAD]

May 13, 2015

MFS Investors Growth Stock Series

MFS Variable Insurance Trust

111 Huntington Avenue

Boston, MA 02199

MFS Massachusetts Investors Growth Stock Portfolio

MFS Variable Insurance Trust II

111 Huntington Avenue

Boston, MA 02199

Ladies and Gentlemen:

We hereby consent to the filing as an exhibit to Post Effective Amendment No. 1 to your Registration Statement on Form N-14 (File No. 333-200821) of our opinion dated March 27, 2015 addressed to MFS Variable Insurance Trust on behalf of MFS Investors Growth Stock Series and MFS Variable Insurance Trust II on behalf of MFS Massachusetts Investors Growth Stock Portfolio, as to certain tax matters related to the reorganization of MFS Investors Growth Stock Series, a series of MFS Variable Insurance Trust, into MFS Massachusetts Investors Growth Stock Portfolio, a series of MFS Variable Insurance Trust II.

Very truly yours,

/s/ ROPES & GRAY LLP
Ropes & Gray LLP